Exhibit 99.2

CONSTELLATION BRANDS ANNOUNCES
EXCHANGE OF CANOPY NOTES

VICTOR, N.Y., Jun. 29, 2022 - Constellation Brands, Inc. (NYSE: STZ and STZ.B), a leading beverage alcohol company, announced today that its indirect, wholly-owned subsidiary, Greenstar Canada Investment Limited Partnership (“Greenstar”), has entered into an exchange agreement (the “Exchange Agreement”) with Canopy Growth Corporation (“Canopy”), pursuant to which Greenstar has agreed to sell an aggregate of C$100,000,000 principal amount of outstanding 4.25% senior notes due 2023 (“Notes”) to Canopy in consideration for common shares (“Common Shares”) in the capital of Canopy (other than in respect of accrued but unpaid interest which will be paid in cash). The transaction forms part of an exchange by Canopy of an aggregate of approximately C$255,373,000 principal amount of Notes held by certain holders, including Greenstar (together, the “Exchanging Holders”) into Common Shares.

The number of Common Shares issuable to Greenstar will be calculated based on the volume-weighted average trading price of the Common Shares on the Nasdaq for a 10-day period beginning on and including June 30, 2022 (the “Exchange Price”), provided that the Exchange Price will not be less than US$2.50 (the “Floor Price”) or more than US$3.50, being the closing price of the Common Shares on the Nasdaq on June 29, 2022 (the “Market Price”). As the Exchange Price is not yet known, the actual number of Common Shares issuable to Greenstar pursuant to the Exchange Agreement is not yet known. Assuming the Floor Price and current exchange rates, Greenstar would receive an aggregate of 30,701,880 Common Shares, representing approximately 7.6% of the currently issued and outstanding Common Shares. Assuming the Market Price and current exchange rates, Greenstar would receive an aggregate of 21,929,914 Common Shares, representing approximately 5.4% of the currently issued outstanding Common Shares. The actual number of Common Shares to be issued will vary depending on the finally determined Exchange Price, but will not be less than the Floor Price or more than the Market Price.

Prior to Canopy entering into a second supplemental indenture amending the terms of the Notes that was effected on June 29, 2022 (the “Second Supplement”), the C$200,000,000 principal amount of Notes held by Greenstar were convertible in certain circumstances and subject to certain conditions into an aggregate of 4,151,540 Common Shares. Pursuant to the Second Supplement, Canopy irrevocably surrendered its right to settle the conversion of any Note by the issuance of Common Shares or a combination of cash and Common Shares. As a result, the conversion of any Note will now be settled in cash. Accordingly, Greenstar no longer has beneficial ownership of any Common Shares as a result of its ownership of any Notes, including in respect of its remaining C$100,000,000 aggregate principal amount of Notes not subject to the Exchange Agreement.

Prior to the Second Supplement and entering the Exchange Agreement, Greenstar, individually, held 37,753,802 Common Shares, no warrants and C$200,000,000 principal amount of Notes. The Common Shares held by Greenstar represented approximately 9.4% of the issued and outstanding Common Shares. Prior to the Second Supplement and entering the Exchange Agreement, subsidiaries of Constellation Brands held an aggregate of 142,253,802 Common Shares, 139,745,453 warrants and C$200,000,000 principal amount of Notes, representing approximately 35.3% of the issued and outstanding Common Shares and, assuming full exercise of the warrants and the conversion of the Notes held by these entities, would have held approximately 52.3% of the then issued and outstanding Common Shares.

As a result of the Second Supplement and upon completion of the exchange contemplated by the Exchange Agreement, and the issuance of additional Common Shares to all other Exchanging Holders, Greenstar, individually, would hold 68,455,682 Common Shares (representing approximately 14.2% of the then issued and outstanding Common Shares) if the Exchange Price equals the Floor Price and 59,683,716 Common Shares (representing approximately 13.0% of the then issued and outstanding Common Shares) if the Exchange Price equals the Market Price. Greenstar itself would hold C$100,000,000 principal amount of Notes and no warrants.

As a result of the Second Supplement and following completion of the exchange contemplated by the Exchange Agreement and the issuance of additional Common Shares to all other Exchanging Holders, subsidiaries of Constellation Brands would hold 172,955,682 Common Shares (representing approximately 35.9% of the then issued and outstanding Common Shares) if the Exchange Price equals the Floor Price and 164,183,716 Common Shares (representing approximately 35.8% of the then issued and outstanding Common Shares) if the Exchange Price equals the Market Price, 139,745,453 warrants, and C$100,000,000 aggregate principal amount of Notes. Assuming full exercise of the warrants held by these subsidiaries and the transactions noted above, subsidiaries of Constellation Brands would hold 312,701,135 Common Shares, (representing approximately 50.3% of the then issued and outstanding Common Shares) if the Exchange Price equals the Floor Price or 303,929,169 Common Shares, (representing approximately 50.7% of the then issued and outstanding Common Shares) if the Exchange Price equals the Market Price, in each case assuming no other changes in Canopy’s issued and outstanding Common Shares.

Constellation Brands may from time to time acquire or dispose of Common Shares or other securities of Canopy or exercise its warrants in the future, either on the open market or in private transactions, in each case, depending on a number of factors, including general market and economic conditions and other available investment opportunities. Depending on market conditions, general economic and industry conditions, Canopy’s business and financial condition and/or other relevant factors, Constellation Brands may develop other plans or intentions in the future.

A copy of the early warning report filed in connection with this press release will be available on Canopy’s profile on SEDAR at www.sedar.com or may be obtained by contacting Constellation Brands’ Investor Center at 1-888-922-2150.

FORWARD-LOOKING STATEMENTS
This news release contains forward-looking statements. All statements other than statements of historical fact are forward-looking statements. The words “expect,” “intend,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These statements may relate to business strategy, future operations, prospects, plans, and objectives of management, as well as information concerning expected actions of third parties. All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, such forward-looking statements.

The forward-looking statements are based on management's current expectations and should not be construed in any manner as a guarantee that such actions will in fact occur or will occur on the timetable contemplated hereby. All forward-looking statements speak only as of the date of this news release and Constellation Brands undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

In addition to risks and uncertainties associated with ordinary business operations, the forward-looking statements contained in this news release are subject to other risks and uncertainties, including other factors and uncertainties disclosed from time-to-time in Constellation Brands’ filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended February 28, 2022, which could cause actual future performance to differ from current expectations.

ABOUT CONSTELLATION BRANDS
At Constellation Brands (NYSE: STZ and STZ.B), our mission is to build brands that people love because we believe sharing a toast, unwinding after a day, celebrating milestones, and helping people connect, are Worth Reaching For. It’s worth our dedication, hard work, and the bold calculated risks we take to deliver more for our consumers, trade partners, shareholders, and communities in which we live and work. It’s what has made us one of the fastest-growing large CPG companies in the U.S. at retail, and it drives our pursuit to deliver what’s next.

Today, we are a leading international producer and marketer of beer, wine, and spirits with operations in the U.S., Mexico, New Zealand, and Italy. Every day, people reach for our high-end, iconic imported beer brands such as Corona Extra, Corona Light, Corona Premier, Modelo Especial, Modelo Negra, and Pacifico, our fine wine and craft spirits brands, including The Prisoner Wine Company, Robert Mondavi Winery, Casa Noble Tequila, and High West Whiskey, and our premium wine brands such as Meiomi and Kim Crawford.

But we won’t stop here. Our visionary leadership team and passionate employees from barrel room to boardroom are reaching for the next level, to explore the boundaries of the beverage alcohol industry and beyond. Join us in discovering what’s Worth Reaching For.

To learn more, visit www.cbrands.com and follow us on Twitter, Instagram, and LinkedIn.

MEDIA CONTACTS	INVESTOR RELATIONS CONTACTS
Mike McGrew 773-251-4934 / michael.mcgrew@cbrands.com Amy Martin 585-678-7141 / amy.martin@cbrands.com	Joseph Suarez 771-551-4397 / joseph.suarez@cbrands.com